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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 0-22376

                          TRANSNATIONAL RE CORPORATION
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             (Exact name of registrant as specified in its charter)


                         399 THORNALL STREET, 14TH FLOOR
                            EDISON, NEW JERSEY 08837
                                  (908)906-8100
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                              CLASS A COMMON STOCK
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            (Title of each class of securities covered by this Form)



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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X] Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ] Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ] Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]
               Rule 12h-3(b)(1)(i)  [ ] Rule 15d-6           [ ]

        Approximate number of holders of record as of the certification or notice date: None

        Pursuant to the requirements of the Securities Exchange Act of 1934 Transnational Re Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 11, 1996             PXRE CORPORATION, as successor by merger
                                     to Transnational Re Corporation


                                     By:  /s/ Gerald L. Radke
                                         ------------------------
                                              Name:  Gerald L. Radke
                                              Title:  President